Item 27. Exhibit (d)(2)

Pacific Life Insurance Company [700 Newport Center Drive Newport Beach, CA 92660 (800) 722-4448 www.PacificLife.com]

GUARANTEED LIFETIME WITHDRAWAL BENEFIT RIDER

Pacific Life Insurance Company, a stock company, (hereinafter referred to as “we”) has issued this Guaranteed Lifetime Withdrawal Benefit Rider as a part of the annuity Contract to which it is attached.

All provisions of the Contract that do not conflict with this Rider apply to this Rider. In the event of any conflict between the provisions of this Rider and the provisions of the Contract, the provisions of this Rider shall prevail over the provisions of the Contract.

Capitalized terms in this Rider are defined herein. Capitalized terms that are not defined in this Rider are defined or described in the Contract to which this Rider is attached, including any endorsements or other riders attached to the Contract.

The Rider is a guaranteed minimum withdrawal benefit. The purpose of the guaranteed lifetime benefit provided under this Rider is to provide a stream of income payments to the Owner. This Rider will terminate upon assignment or a change in ownership of the Contract unless the new assignee or Owner meets the qualifications specified in the Rider Provisions.

TABLE OF CONTENTS

Rider Specifications	2
Definition of Rider Terms	4
How this Rider Works	6
Rider Eligibility	6
Annual Charge	7
Subsequent Purchase Payments	7
Limitation on Subsequent Purchase Payments	7
Allowable Rider Changes	7
Impacts of Early Withdrawals	8
Impacts of Excess Withdrawals	8
Withdrawals to Satisfy Required Minimum Distribution (“RMD”)	8
Depletion of Contract Value	9
Automatic Resets	10
Annuitization	10
Spousal Continuation	10
Ownership and Beneficiary Changes	11
Termination of Rider	11
[Repurchase of Rider	12]

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Item 27. Exhibit (d)(2)

RIDER SPECIFICATIONS

Rider Effective Date: [7/01/2024]

Designated Life/Lives as of the Rider Effective Date:	[John Doe]
[Jane Doe]

Rider Option: [Joint Life] [Single Life]

Annual Charge Percentage: [1.50%]

The Annual Charge Percentage is guaranteed not to change once the Rider is issued. For a complete description of the charge shown above, refer to the Annual Charge provision.

Initial Protected Payment Base Maximum without Pacific Life Home Office Approval: [$1,000,000]

Minimum Rider Issue Age: [45]

Maximum Rider Issue Age: [85]

Eligible Lifetime Withdrawal Date: [Designated Life (youngest Designated Life for Joint Life Option) age 59.5 or 3 years from the Rider Effective Date, whichever is later.]

Withdrawal Percentage: Determined based on the age of the Designated Life (youngest Designated Life for Joint Life Option), according to the following table:

Age on Rider Effective Date	Withdrawal Percentage for One Designated Life (Single Life Option)	Withdrawal Percentage for Two Designated Lives (Joint Life Option)
[45	[X%]	[X%]
46	[X%]	[X%]
47	[X%]	[X%]
48	[X%]	[X%]
49	[X%]	[X%]
50	[X%]	[X%]
51	[X%]	[X%]
52	[X%]	[X%]
53	[X%]	[X%]
54	[X%]	[X%]
55	[X%]	[X%]
56	[X%]	[X%]
57	[X%]	[X%]
58	[X%]	[X%]
59	[X%]	[X%]
60	[X%]	[X%]
61	[X%]	[X%]
62	[X%]	[X%]
63	[X%]	[X%]
64	[X%]	[X%]
65	[X%]	[X%]
66	[X%]	[X%]
67	[X%]	[X%]
68	[X%]	[X%]
69	[X%]	[X%]
70	[X%]	[X%]
71	[X%]	[X%]

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Item 27. Exhibit (d)(2)

72	[X%]	[X%]
73	[X%]	[X%]
74	[X%]	[X%]
75	[X%]	[X%]
76	[X%]	[X%]
77	[X%]	[X%]
78	[X%]	[X%]
79	[X%]	[X%]
80	[X%]	[X%]
81	[X%]	[X%]
82	[X%]	[X%]
83	[X%]	[X%]
84	[X%]	[X%]
85]	[X%]	[X%]

Deferral Credit Period: [10 years or until the Income Commencement Date, whichever occurs first.]

Age on Rider Effective Date	Deferral Credit Percentage for One Designated Life (Single Life Option)	Deferral Credit Percentage for Two Designated Lives (Joint Life Option)
[45-49	[X%]	[X%]
50-54	[X%]	[X%]
55-59	[X%]	[X%]
60-64	[X%]	[X%]
65-69	[X%]	[X%]
70-74	[X%]	[X%]
75-79	[X%]	[X%]
80-84	[X%]	[X%]
85]	[X%]	[X%]

Investment Allocation Requirements: [The below available Interest Crediting Option(s) including Fixed Account Option and Index-Linked Options.

Fixed Account Option

1 Year Point to Point with a Cap and Buffer

6 Year Point to Point with a Cap and Buffer

1 Year Point to Point with a Cap and Floor

1 Year Point to Point Cap Rate with Dual Direction Buffer

1 Year Point to Point with Performance Triggered Rate and Buffer

1 Year Point to Point with Performance Triggered Rate and Floor

]

We may change the Investment Allocation Requirements by providing you with notice in writing.

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Item 27. Exhibit (d)(2)

DEFINITION OF RIDER TERMS

Unless redefined below, the terms defined or described in the Contract, including any endorsements or other riders attached to the Contract, will be capitalized, and will have the same meaning when used in this Rider.

For purposes of this Rider, the following definitions apply:

Annual Required Minimum Distribution (“RMD”) Amount – The amount required to be distributed each Calendar Year for purposes of satisfying the minimum distribution requirements of Internal Revenue Code Section 401(a)(9) and related Treasury Regulations.

Compliant Withdrawals – Withdrawals taken on or after the Income Commencement Date of up to the allowable Protected Payment Amount plus any applicable Income Rollover Amount in a Contract Year. A Required Minimum Distribution is deemed a Compliant Withdrawal when it is made in accordance with the terms of the Withdrawals to Satisfy Annual Required Minimum Distribution (RMD) Amount provision.

Deferral Credit – The annual percentage increase that is added to the Withdrawal Percentage each year until the earliest of the Income Commencement Date or the end of the Deferral Credit Period. The initial Deferral Credit Percentage is based on the Designated Life’s (youngest Designated Life for Joint Life Option) age on the Rider Effective Date. If the Income Commencement Date has not occurred, then a Deferral Credit is added to the Withdrawal Percentage on each Contract Anniversary during the Deferral Credit Period shown in the Rider Specifications. Early Withdrawals do not stop the Deferral Credit but will reduce the Protected Payment Base. Upon making an Allowable Rider Change, the amount of the Deferral Credit will be redetermined based on the age of the new Designated Life (youngest Designated Life for Joint Life Option) on the Rider Effective Date. An Automatic Reset will not restart the Deferral Credit Period.

Deferral Credit Percentage – On the Rider Effective Date, the Deferral Credit Percentage is determined based on the age of the Designated Life (youngest Designated Life for Joint Life Option). The Deferral Credit Percentage will not change once the Rider is issued unless an Allowable Rider Change is made.

Designated Life or Designated Lives – The person(s) upon whose life or lives the benefits of this Rider are based. The Designated Life or Lives is/are elected on the Rider Effective Date. The Designated Life or Lives may only be changed prior to the Income Commencement Date (see Allowable Rider Changes provision). Early Withdrawals will not restrict the ability to change the Designated Life or Lives.

To be eligible for lifetime benefits:

Single Life Option

(a)	The Designated Life must be both an Owner and an Annuitant.

(b)	For jointly owned Contracts, either Owner may be elected as the Designated Life and the Designated Life must be identified on the Rider Effective Date.

(c)	For Contracts owned by Non-Natural Owners, the youngest Annuitant is the Designated Life.

Joint Life Option

(a)	Designated Lives must be natural persons who are each other’s spouses on the Rider Effective Date.

(b)	Designated Lives must be one of the following:
1.	The sole Owner with the Owner’s Spouse designated as the sole primary Beneficiary;
2.	Joint Owners where the Owners are each other’s Spouses; or
3.	The Annuitant must be the beneficial Owner and the Annuitant’s spouse must be designated as the sole Primary Beneficiary if the Contract is a custodial owned Individual Retirement Account (“IRA”) or Tax-Sheltered Account (“TSA”)/403(b). The custodian under a custodial owned IRA or TSA/403(b) may be designated as the sole Primary Beneficiary, provided the Spouse of the beneficial Owner is the sole Primary Beneficiary of the custodial owned IRA or TSA/403(b).

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Item 27. Exhibit (d)(2)

(c)	Designated Lives must meet the following two conditions:
1.	Remain the Spouse of the other Designated Life; and
2.	Be the first in the line of succession as determined under the Contract for payment of any Death Benefit.

Early Withdrawal – Any Withdrawal (including RMDs) taken prior to the Income Commencement Date. Early Withdrawals will cause the Protected Payment Base to be reduced in the same proportion that the Early Withdrawal reduces the Contract Value. An Early Withdrawal is not a Compliant Withdrawal.

Eligible Lifetime Withdrawal Date – The date the Designated Life (youngest Designated Life for Joint Life Option) becomes eligible for Lifetime Withdrawals under this Rider. This date is shown in the Rider Specifications. The Eligible Lifetime Withdrawal Date may be recalculated if you make any Allowable Rider Changes.

Excess Withdrawal – A Withdrawal (except an RMD withdrawal) taken on or after the Income Commencement Date that exceeds the Protected Payment Amount plus any applicable Income Rollover Amount in a Contract Year. An Excess Withdrawal is not a Compliant Withdrawal.

Income Commencement Date – The date that that the Owner elects to begin taking guaranteed Lifetime Withdrawals under this Rider. The Income Commencement Date must be on or after the Eligible Lifetime Withdrawal Date.

Income Rollover Amount – Any remaining portion of the Protected Payment Amount from the prior Contract Year not withdrawn during that Contract Year, which may be withdrawn during the following Contract Year in addition to the Protected Payment Amount. The Income Rollover Amount is not cumulative and is forfeited if not withdrawn in the Contract Year when available. The Income Rollover Amount is only applicable in the Contract Years following the Income Commencement Date. The Income Rollover Amount does not apply beginning the Contract Year following the Contract Value being reduced to zero. An Automatic Reset will not adjust the Income Rollover Amount.

Protected Payment Amount – The amount that can be withdrawn during a Contract Year without reducing the Protected Payment Base. Prior to the Eligible Lifetime Withdrawal Date, the Protected Payment Amount is zero ($0). On or after the Income Commencement Date the Protected Payment Amount is equal to the applicable Withdrawal Percentage multiplied by the Protected Payment Base as of that day, less cumulative Withdrawals during that Contract Year. The Protected Payment Amount is redetermined on each Contract Anniversary for the following Contract Year.

Protected Payment Base – An amount used to determine the Protected Payment Amount. The Protected Payment Base will never be less than zero and will not change except as otherwise described in this Rider. The initial Protected Payment Base is determined on the Rider Effective Date as follows:

(a)	If the Rider is added on [or within 60 days after] the Contract Date, the initial Protected Payment Base is equal to the initial Purchase Payment.

[

(b)	If the Rider is purchased on or within 60 days after a Contract Anniversary, the initial Protected Payment Base is equal to the Contract Value on the Rider Effective Date.]

The Protected Payment Base will be reduced proportionately for Early Withdrawals and Excess Withdrawals. Subsequent Purchase Payments will increase the Protected Payment Base. An Automatic Reset of the Protected Payment Base may occur on each Contract Anniversary in accordance with the Automatic Resets provision. The Protected Payment Base cannot be withdrawn as a lump sum and is not payable as a Death Benefit.

Reset Date – Any Contract Anniversary after the Rider Effective Date on which an Automatic Reset occurs.

Surviving Spouse – The Surviving Spouse of the deceased Owner, or the Surviving Spouse of the Annuitant in the case of a custodial owned IRA or TSA.

Withdrawal – Includes any applicable withdrawal charges and taxes. All amounts withdrawn under this Rider will reduce the Contract Value by the amount withdrawn and will be subject to the same conditions, limitations, restrictions and all other fees, charges, and deductions, if applicable, as Withdrawals otherwise made under the

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Item 27. Exhibit (d)(2)

provisions of the Contract. A Withdrawal will be deducted from any available Income Rollover Amount first before reducing the Protected Payment Amount for the current Contract Year.

Withdrawal Percentage – The percentage used to determine the Protected Payment Amount that is established on the Income Commencement Date. The initial Withdrawal Percentage is based on the Designated Life’s age (youngest Designated Life’s age for Joint Life Option) on the Rider Effective Date. The initial Withdrawal Percentage is increased for any Deferral Credit applied on a Contract Anniversary prior to the Income Commencement Date. Upon making an Allowable Rider Change, the initial Withdrawal Percentage will be redetermined based on the age of the new Designated Life (youngest Designated Life for Joint Life Option) on the Rider Effective Date. The Withdrawal Percentage will not change after the Income Commencement Date.

HOW THIS RIDER WORKS

You have purchased a Guaranteed Lifetime Withdrawal Benefit Rider. Subject to the terms and conditions described herein, this Rider:

(a)	Allows for Withdrawals up to the Protected Payment Amount in each Contract Year on and after the Income Commencement Date plus any applicable Income Rollover Amount, until the Rider terminates as specified in the Termination of Rider provision;

(b)	Allows for Withdrawals on or after the Income Commencement Date for purposes of satisfying the minimum distribution requirements of Internal Revenue Code Section 401(a)(9) and related Code provisions, regardless of the amount, without any adjustment to the Protected Payment Base, subject to certain conditions as described herein; and

(c)	Provides for annual Automatic Resets of the Protected Payment Base.

We will send you an annual statement that includes the Protected Payment Amount and Protected Payment Base, as applicable.

Rider Eligibility – This Rider may be added [on the Contract Date, or within sixty (60) days of the Contract Date or any Contract Anniversary], provided that on the Rider Effective Date:

Single Life Option

(a)	The Contract is not issued as a post-death Non-Qualified, inherited IRA, inherited Roth IRA or inherited TSA; and

(b)	The age of the Designated Life is greater than or equal to the Minimum Issue Age and less than or equal to the Maximum Issue Age; and

(c)	Except for Non-Natural Owners, the Designated Life is an Owner and Annuitant; and

(d)	For Non-Natural Owners, the Designated life is the youngest Annuitant; and

(e)	If Contract has Joint Owners, the Designated Life must be identified on the Rider Effective Date; and

(f)	The entire Contract Value is invested according to the Investment Allocation Requirements applicable to this Rider. You will be notified in writing if we change these Investment Allocation Requirements.

Joint Life Option

(a)	The Contract is not issued as a:
1.	Post-death Non-Qualified, inherited IRA, inherited Roth IRA, or inherited TSA; or
2.	Qualified plan including 401(a), 401(k), Keogh, and 457; or
3.	Non-Qualified Contracts owned by a trust or other Non-Natural Owners.

(b)	The age of each Designated Life is greater than or equal to the Minimum Issue Age and less than or equal to the Maximum Issue Age; and

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Item 27. Exhibit (d)(2)

(c)	The Contract is structured such that upon the death of one Designated Life, the surviving Designated Life may retain or assume ownership of the Contract; and

(d)	Any Owner or Annuitant is a Designated Life except for custodial owned IRA or TSA/403(b); and

(e)	The entire Contract Value is invested according to the Investment Allocation Requirements applicable to this Rider. You will be notified in writing if we change these Investment Allocation Requirements.

For the purposes of meeting the eligibility requirements for the Joint Life Option, Designated Lives must be any one of the following:

(a)	A sole Owner with the Owner’s Spouse designated as the sole primary beneficiary; or

(b)	Joint Owners, where the Owners are each other’s Spouses; or

(c)	If the Contract is issued as a custodial owned IRA or TSA/403(b), the beneficial owner must be the Annuitant and the Annuitant’s Spouse must be designated as the sole primary beneficiary under the Contract. The custodian, under a custodial owned IRA or TSA/403(b), for the benefit of the beneficial owner, may be designated as sole primary beneficiary, provided that the Spouse of the beneficial owner is the sole primary beneficiary of the custodial account.

Annual Charge – A charge for expenses related to this Rider will be deducted on an annual basis. The Annual Charge will be the charge in effect on the Rider Effective Date and is guaranteed not to change once the Rider is issued.

The Annual Charge for the previous year is deducted on each Contract Anniversary that this Rider remains in effect. The charge is equal to the Annual Charge Percentage multiplied by the Protected Payment Base on the day the charge is deducted. The Annual Charge will be deducted from all Interest Crediting Options relative to the Contract Value in each option and will impact your Investment Base for each Indexed-Linked Option in the same manner as a Withdrawal.

If this Rider terminates on a Contract Anniversary, the entire charge for the prior year will be deducted from the Contract Value on that Contract Anniversary and is not prorated.

If the Rider terminates prior to a Contract Anniversary for reasons other than death of a Designated Life (or sole surviving Designated Life for Joint Life Option) or when a Death Benefit becomes payable under the Contract, we will prorate the charge. The prorated amount is based on the Protected Payment Base as of the day the Rider terminates. Such prorated amount will be deducted from the Contract Value on the earlier of the day the Contract terminates or the Contract Anniversary following the day the Rider terminates. Any charge that is deducted from an Index-Linked Option prior to the Index Term End Date will reduce the Interim Value dollar for dollar and impact the Investment Base in the same manner as a Withdrawal.

We will waive the charge in the following cases:

(a)	The year in which the full annuitization of the Contract occurs.

(b)	Beginning the Contract Anniversary after the Contract Value is zero.

Subject to the provisions in this section described above, the Annual Charge will terminate when the Rider terminates.

Subsequent Purchase Payments – Subsequent Purchase Payments accepted after the Rider Effective Date will increase the Protected Payment Base by the amount of the Subsequent Purchase Payment.

Limitation on Subsequent Purchase Payments – For the purposes of this Rider, we reserve the right, on a non-discriminatory basis, to reject or restrict any Subsequent Purchase Payments.

Allowable Rider Changes – You are allowed to make the following changes to this Rider on or prior to the Income Commencement Date.

(a)	Rider Option change between Single Life and Joint Life Options.

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Item 27. Exhibit (d)(2)

(b)	Designated Life or Lives change within the following eligibility requirements:
1.	Designated Life or Lives must meet the Rider Eligibility requirements above.
2.	When removing or changing a Designated Life, one of the initial Designated Lives must remain a Designated Life.
3.	Designated Life or Lives must meet the requirements in the definition of Designated Life or Designated Lives.

The age of the Designated Life (youngest Designated Life for Joint Option) will be used to determine the Protected Payment Amount.

Impacts of Early Withdrawals – An Early Withdrawal has the following impact(s):

(a)	The Withdrawal will lower the Contract Value as described in the Contract; and

(b)	The Withdrawal will reduce the Protected Payment Base proportionally as follows:
1.	Determine the amount of the Early Withdrawal amount (“A”) where A equals total Withdrawal amount.
2.	Determine ratio for proportional reduction (“B”) where B equals A divided by the Contract Value amount prior to the Withdrawal.
3.	Determine the new Protected Payment Base which equals the Protected Payment Base prior to the Withdrawal multiplied by (1 minus B).

Impacts of Excess Withdrawals – An Excess Withdrawal has the following impact(s):

(a)	The Withdrawal will lower the Contract Value as described in the Contract; and

(b)	The Withdrawal will reduce the Protected Payment Base proportionally as follows:
1.	Determine the Excess Withdrawal amount (“A”) where A equals the total Withdrawal amount in excess of the Compliant Withdrawal amount.
2.	Determine the ratio of the Excess Withdrawal amount (“B”) where B equals A divided by (Contract Value prior to the Withdrawal minus the Compliant Withdrawal amount prior to the Withdrawal).
3.	Determine the new Protected Payment Base which equals the Protected Payment Base prior to the Withdrawal multiplied by (1 minus B). The Protected Payment Base will never be less than zero.

(c)	The Protected Payment Amount will be reduced to zero for the remainder of the Contract Year.

An Excess Withdrawal under the Contract may not exceed the Contract Value. Excess Withdrawals that reduce the Contract Value to zero result in termination of this Rider.

Withdrawals to Satisfy Required Minimum Distribution (“RMD”) – On or after the Income Commencement Date, if the Annual Required Minimum Distribution (RMD) Amount exceeds the Protected Payment Amount plus any applicable Income Rollover Amount, it will be considered a Compliant Withdrawal provided that:

(a)	You have authorized us to calculate and make periodic distribution of the Annual Required Minimum Distribution (RMD) Amount for the Calendar Year required based on the payment frequency you have chosen;

(b)	The Annual Required Minimum Distribution (RMD) Amount is based on the previous year-end Contract Value of this Contract only; and

(c)	No Withdrawals (other than Annual Required Minimum Distribution (RMD) Amount) are made from the Contract during the Contract Year.

Any Annual Required Minimum Distribution (RMD) Amount withdrawn prior to the Income Commencement Date is treated as an Early Withdrawal.

If there is any change to the Internal Revenue Code or Treasury Regulations relating to Required Minimum Distributions, including the issuance of relevant IRS guidance, the Company reserves the right to modify or eliminate the Withdrawals to Satisfy Annual Required Minimum Distribution (RMD) Amount provision above. If the Company exercises this right, we will provide notice to the Owner.

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Item 27. Exhibit (d)(2)

Depletion of Contract Value – If any Withdrawal reduces the Contract Value to zero before the Income Commencement date, this Rider will automatically terminate.

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Item 27. Exhibit (d)(2)

On any Contract Anniversary on or after the Eligible Lifetime Withdrawal Date, but prior to the Income Commencement Date, if the Contract Value is less than the Rider Charge, the following will apply:

(a)	The Income Commencement Date will be that Contract Anniversary, and the Protected Payment Amount will be calculated using the Protected Payment Base and Withdrawal Percentage as of that date;

(b)	You will be limited to withdrawing the Protected Payment Amount, which will be paid each Contract Year until the day of the death of the Designated Life (or all Designated Lives eligible for lifetime benefits based on the Eligible Lifetime Withdrawal Date for Joint Life Option) or when a Death Benefit becomes payable under the Contract;

(c)	The payments will be made under a payment frequency elected by the Owner; and

(d)	The Death Benefit amount available under the Contract will be equal $0.

If a Compliant Withdrawal is taken on or after the Income Commencement Date that reduces the Contract Value to zero, the following will apply:

(a)	The remaining Protected Payment Amount plus any applicable Income Rollover Amount for that Contract Year will be paid;

(b)	You will be limited to withdrawing the Protected Payment Amount which will be paid each Contract Year until the day of the death of the Designated Life (or all Designated Lives eligible for lifetime benefits based on the Eligible Lifetime Withdrawal Date for Joint Life Option) or when a Death Benefit becomes payable under the Contract;

(c)	The payments will be made under a payment frequency elected by the Owner; and

(d)	The Death Benefit amount available under the Contract will be equal $0.

When the available Contract Value is less than the Protected Payment Amount plus any applicable Income Rollover Amount, the Owner may not withdrawal more than the Protected Payment Amount plus any applicable Income Rollover Amount for that Contract Year.

Automatic Resets – Beginning on the first Contract Anniversary after the Rider Effective Date, we will automatically reset the Protected Payment Base if the Contract Value is at least $1.00 greater than the Protected Payment Base on that Contract Anniversary. If an Automatic Reset occurs, the Protected Payment Base will be reset to an amount equal to 100% of the Contract Value as of the Contract Anniversary. The Annual Charge Percentage and Withdrawal Percentage will not change upon an Automatic Reset.

We will provide you with written confirmation of each Automatic Reset.

Annuitization – If you annuitize the Contract at the Maximum Annuitization Age specified in the Contract while this Rider is still in effect at the time of your election, and a Life Only (or Joint Life Option if both Annuitants are still living) annuity option is chosen, then the annuity payments will be equal to the greater of:

(a)	The Life Only (or Joint Life Option if both Annuitants are still living) annual payment amount determined in accordance with the terms of the Contract; or

(b)	The Withdrawal Percentage multiplied by the Protected Payment Base in effect on the maximum Annuity Date.

If you annuitize the Contract at any time prior to the Annuity Date specified in the Contract, your annuity payments will be determined in accordance with the terms of the Contract. The Withdrawal Percentage, Protected Payment Base, and Protected Payment Amount under this Rider will not be used in determining any annuity payments.

Spousal Continuation – If the Owner dies while this Rider is in effect, then the Surviving Spouse of the deceased Owner may elect to continue the Contract in accordance with its terms if the Surviving Spouse is the sole designated recipient of the Death Benefit.

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Item 27. Exhibit (d)(2)

Single Life Option

(a)	If the Income Commencement Date has occurred, the Rider will terminate at the earlier of the death of the Designated Life or when a Death Benefit becomes payable under the Contract.

(b)	If the Income Commencement Date has not occurred and the Surviving Spouse’s age is greater than or equal to the Minimum Rider Issue Age and less than or equal to the Maximum Rider Issue Age, the Surviving Spouse must continue the Contract to maintain the Rider and the following will occur:
1.	The Rider will be changed to the Joint Life Option.
2.	The Joint Life Option initial Withdrawal Percentage and the Deferral Credit Percentage will be based on the Surviving Spouse’s age on the Rider Effective Date. If the Surviving Spouse’s age is less than the Minimum Rider Issue Age or greater than the Maximum Rider Issue Age, the Rider will terminate.

(c)	If the Joint Owner/Spouse that was not the Designated Life dies, the living Spouse/Designated Life may continue the Rider as single life.

Joint Life Option

(a)	If the Income Commencement Date has occurred, unless the Surviving Spouse was the sole Owner of the Contract, the Surviving Spouse must continue the Contract for the Rider to remain in effect. If the Surviving Spouse continues this Contract and this Rider, the following will occur:
1.	The Rider will not be changed from the Joint Life Option.
2.	The current Protected Payment Amount and Protected Payment Base plus any applicable Income Rollover Amount will not change on the Contract.

(b)	If the Income Commencement Date has not occurred, unless the Surviving Spouse was the sole Owner of the Contract, the Surviving Spouse must continue the Contract for the Rider to remain in effect. If the Surviving Spouse continues this Contract and this Rider, the following will occur:
1.	The Rider will be changed to the Single Life Option.
2.	The initial Withdrawal Percentage and Deferral Credit Percentage will be based on the Surviving Spouse’s age on the Rider Effective Date.

Ownership and Beneficiary Changes – Changes in Contract Owner(s), Annuitant and/or Beneficiary designations and changes in marital status may adversely affect the benefits of this Rider. See Rider Eligibility provision for requirements.

Termination of Rider – The Rider may not be voluntarily terminated by the Owner.

If the Contract Value is reduced to zero after the Income Commencement Date and such reduction is not the result of an Excess Withdrawal, then this Rider and the Contract will not automatically terminate. Under the following circumstances, the Rider and Contract will terminate under subparagraph (b) in the below sections or when a Death Benefit becomes payable under the Contract.

This Rider will automatically terminate upon the earliest of one of the following events:

Single Life Option [

(a)	The day any portion of the Contract Value is no longer invested according to the Investment Allocation Requirements applicable to this Rider; or]

[

(b)	]The date of the death of the Designated Life if the Income Commencement Date occurred; or

[

(c)	]When a Death Benefit becomes payable under the Contract and the Contract is not continued according to the Spousal Continuation provision; or

[

(d)	]The day the Contract is terminated in accordance with the provisions of the Contract; or

[

(e)	]The day that the Contract Value is reduced to zero as a result of an Excess Withdrawal; or

[

(f)	]The day that the Contract Value is reduced to zero due to an Early Withdrawal; or

[

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Item 27. Exhibit (d)(2)

(g)	]The Annuity Date; or

[

(h)	]The day we are notified of a change in ownership of a non-qualified Contract, excluding the following:
1.	Changes in ownership to or from certain trusts; or
2.	Adding or removing the Owner’s spouse to the Contract.

Joint Life Option [

(a)	The day any portion of the Contract Value is no longer invested according to the Investment Allocation Requirements applicable to this Rider; or]

[

(b)	]The date of death of all Designated Lives eligible for lifetime benefits; or

[

(c)	]Upon the death of the first Designated Life, if a Death Benefit is payable and a spouse who chooses to continue the Contract is not a Designated Life eligible for lifetime benefits; or

[

(d)	]Upon the death of the first Designated Life, if a Death Benefit is payable and the Contract is not continued according to the Spousal Continuation provision; or

[

(e)	]The date of death of the first Designated Life, if both Designated Lives are Joint Owners and there has been a change in marital status; or

[

(f)	]The day the Contract is terminated in accordance with the provisions of the Contract; or

[

(g)	]The day that the Contract Value is reduced to zero as a result of an Excess Withdrawal; or

[

(h)	]The day that the Contract Value is reduced to zero as a result of an Early Withdrawal; or

[

(i)	]The Annuity Date; or

[

(j)	]The day we are notified of a change in ownership that results in:
1.	Neither Designated Life being an Owner (or annuitant, in the case of a custodial owned IRA or

TSA/403(b)); or

2.	The Owner being a trust.

[Repurchase of Rider – If the Rider has been terminated and the Owner wishes to purchase a new Rider, the Owner may repurchase the Rider on any Contract Anniversary, if the Rider is available. The Protected Payment Base at the time of repurchase will be equal to the Contract Value on Contract Anniversary date. The Withdrawal Percentage and Deferral Credits will be recalculated based on the new Rider Effective Date.]

All other terms and conditions of the Contract remain unchanged by this Rider.

PACIFIC LIFE INSURANCE COMPANY

[

President and Chief Executive Officer	Secretary ]

20-1925	12